UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 16, 2013

Date of Report (Date of earliest event reported)

FOREVERGREEN WORLDWIDE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-26973 (Commission File Number)	87-0621709 (IRS Employer Identification No.)

972 North 1430 West, Orem, Utah 84057

(Address of principal executive offices)

(801) 655-5500

(Registrant’s telephone number, including area code)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 16, 2013, the board of directors of ForeverGreen Worldwide Corporation (the “Company”) appointed Jack B. Eldridge Jr. as Chief Financial Officer of the Company.  Mr. Eldridge is 49 years old and is a licensed Certified Public Accountant.  He has over ten years of international experience with several large companies where he conducted accounting and reporting activities in foreign countries for the international companies.  He also guided these companies as they prepared to enter new foreign markets.

From March 2011 to the September 2013 Mr. Eldridge was employed as the International Controller of Max International, LLC, a company that sells nutritional supplements and had $40 million in annual revenues.  From October 2000 to February 2011 he was employed as the Director of Finance – International Controller of Neways Services, Inc., a division of Neways International, a networking company offering advanced nutritional, personal care, and household products.  He earned a Bachelor of Science in Accounting and a Master of Business Administration, both at Brigham Young University located in Utah.

Prior to his appointment, Mr. Eldridge has not had any related party transactions with the Company or its affiliates.  He has no family relationship with any current executive officer or director of the Company.

The Company has not entered into any written compensation agreement with Mr. Eldridge as of the date of this report, but the Company anticipates entering such an agreement in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2013	FOREVERGREEN WORLDWIDE CORPORATION By: /s/ Ronald K. Williams Ronald K. Williams, President